Exhibit 99.1

NEW FOCUS, INC.

Net Income (Loss) and Net Income (Loss) Per Share Revision to

Quarterly Financial Results for Deferred Stock Compensation Adjustment

(In thousands, except per share data)

(Unaudited)

	Q1 2002	Q2 2002	Q3 2002
Net income (loss) as reported	(46,436)	2,254	(57,500)
Net income (loss) as adjusted	(43,980)	5,339	(56,454)
Basic and diluted net income (loss) per share as reported	(0.62)	0.03	(0.76)
Basic and diluted net income (loss) per share as adjusted	(0.58)	0.07	(0.74)